Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-206057

Prospectus

Shares of Common Stock

This prospectus covers the offer and sale, from time to time, by the selling stockholders identified herein of 7,186,757 shares of our common stock, par value $0.0001 per share (the “Shares”). This total maximum amount of Shares includes up to: (i) 4,728,128 Shares that the selling stockholders were issued in a private placement that closed on June 12, 2015 (the “PIPE Shares”); (ii) 2,364,066 Shares issuable upon exercise of warrants we issued to investors in conjunction with the sale of the PIPE Shares (the “Investor Warrants”); and (iii) 94,563 Shares issuable upon exercise of warrants we issued to a placement agent as additional compensation in connection with the issuance of the PIPE Shares and Investor Warrants (the “Placement Agent Warrants” and, together with the Investor Warrants, the “PIPE Warrants”). The PIPE Shares and the Shares issuable upon exercise of the PIPE Warrants are being registered herein under the terms of a registration rights agreement (the “Registration Rights Agreement”) executed in connection with the sale of such securities in a private placement transaction. To the extent the Shares offered by this prospectus are not issued pursuant to the terms of the PIPE Warrants, we will deregister them. We have agreed to pay all expenses in connection with the registration of the PIPE Shares and the Shares underlying the PIPE Warrants by the selling stockholders named herein. See “Selling Stockholders.”

The Shares and our Class A Warrants are listed on the NASDAQ Capital Market under the symbols “CFRX” and “CFRXW,” respectively.

The selling stockholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” for additional information. We will not receive any proceeds from the sale of any securities by selling stockholders.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, may be described in a supplement to this prospectus. You should read this prospectus and each applicable prospectus supplement carefully before you invest.

See the “Risk Factors” section of this prospectus on page 5, and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016, which is incorporated by reference herein, for certain risks that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities nor passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 2016.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement on Form S-1 that we have filed with the SEC. From time to time, we may file one or more prospectus supplements to add, update or change information included in this prospectus.

We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. This prospectus covers offers and sales of our securities only in jurisdictions in which such offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed, and plan to continue to file, other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the SEC. The registration statement and other reports can be read at the SEC Internet site or at the SEC offices mentioned under the heading “Available Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Available Information.”

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended (“Securities Act”), with respect to the securities covered by this prospectus. This prospectus, which is a part of such registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.contrafect.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 15, 2016;

•	Our Current Reports on Form 8-K filed with the SEC on January 20, 2016, March 15, 2016, March 22, 2016 and March 25, 2016; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 28, 2014.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Written or telephone requests should be directed to ContraFect Corporation, Attn: General Counsel, 28 Wells Avenue, 3rd Floor, Yonkers, NY 10701; telephone +1 (914) 207-2300.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference into it, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future.

Forward-looking statements involve certain risks and uncertainties, many of which are beyond our control. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” below, those discussed under the heading “Risk Factors” and in other sections of our Annual Report on Form 10-K for the year ended December 31, 2015, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

All forward-looking statements in this prospectus and the documents incorporated by reference into it are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein, as well as other risk factors described under “Risk Factors” in any prospectus supplement and under a similar heading in other documents that are incorporated by reference in this prospectus. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. The risks and uncertainties described or incorporated by reference in this prospectus are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occur, our business, financial condition and results of operations may be adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

CONTRAFECT CORPORATION

We are a clinical-stage biotechnology company focused on discovering and developing therapeutic protein and antibody products for the treatment of life-threatening infectious diseases, including those caused by drug-resistant pathogens, particularly those treated in hospital settings. Drug-resistant infections account for two million illnesses in the United States and 700,000 deaths worldwide each year. We intend to address drug-resistant infections using product candidates from our lysin and monoclonal antibody platforms that target conserved regions of either bacteria or viruses. Lysins are enzymes derived from naturally occurring bacteriophage which are viruses that infect bacteria. When recombinantly produced and then applied to bacteria, lysins cleave a key component of the target bacteria’s peptidoglycan cell wall, which results in rapid bacterial cell death. Lysins kill bacteria faster than conventional antibiotics, which typically require bacterial cell division and metabolism in order to kill or stop the growth of bacteria. We believe that the properties of our lysins will make them suitable for targeting antibiotic-resistant organisms, such as Staphylococcus aureus which causes serious infections such as bacteremia, pneumonia and osteomyelitis. In addition, our lysins have demonstrated the ability to clear biofilms in animal models, and we believe they may be useful for the treatment of biofilm-related infections in prosthetic joints, indwelling devices and catheters. Beyond our lysin programs, we are exploring therapies using monoclonal antibodies (“mAbs”) designed to bind to viral targets. Our approach to antibody therapy employs a combination of multiple mAbs to either achieve greater efficacy or provide broader coverage across pathogenic strains.

We were incorporated under the laws of the State of Delaware in March 2008. Our principal executive offices are located at 28 Wells Avenue, 3rd Floor, Yonkers, NY 10701, and our telephone number is (914) 207-2300. Our website address is www.contrafect.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities. Our securities trade on the NASDAQ Capital Market under the symbols “CFRX” and “CFRXW.”

USE OF PROCEEDS

We will not receive any of the proceeds from any sale or other disposition of the Shares covered by this prospectus. We will receive proceeds upon any exercise of the Investor Warrants for which underlying Shares of common stock are being registered for resale hereunder. Assuming full exercise of the Investor Warrants, we will receive proceeds of approximately $18.9 million. We currently intend to use the proceeds from any such warrant exercise for working capital and general corporate purposes. The amount and timing of our actual use of proceeds may vary significantly depending upon numerous factors, including the actual amount of proceeds we receive and the timing of when we receive such proceeds. In addition, the Placement Agent Warrants provide that they may be exercised on a cashless basis according to their terms. We will not receive any proceeds as a result of Placement Agent Warrants that are exercised on a cashless basis.

SUPPLEMENTAL INFORMATION

As of the end of our fiscal year ended December 31, 2015, we no longer qualified as a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act. The disclosure in this section is incremental to the disclosure contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 10-K”), which is incorporated by reference in this prospectus, and is intended to supplement certain sections of our 2015 10-K wherein we took advantage of the scaled disclosure requirements available to companies transitioning out of smaller reporting company status.

Contractual Obligations

The following summarizes our known contractual obligations as of December 31, 2015:

Contractual Obligations	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
Operating lease obligations (1)	$11,425,691	$851,895	$1,755,244	$1,826,156	$6,992,396
License and sponsored research agreements (2)	1,450,044	540,044	310,000	400,000	200,000

Total obligations	$12,875,735	$1,391,939	$2,065,244	$2,226,156	$7,192,396

(1)	Represents future minimum lease payments under non-cancelable operating leases for our current facilities in Yonkers, New York which expire in 2027. The minimum lease payments above do not include certain utility costs, common area maintenance charges or real estate taxes.
(2)	Represents certain amounts payable under our licenses and sponsored research agreements with The Rockefeller University and Trellis Bioscience LLC.

We enter into contracts in the normal course of business with contract research organizations, or CROs, for clinical trials, clinical supply manufacturing, non-clinical and preclinical studies and for other services and products for operating purposes. These contracts generally provide for termination on notice, and therefore are cancelable contracts and not included in the table of contractual obligations.

The contractual obligations table also does not include any potential contingent payments upon the achievement by us of specified clinical, regulatory and commercial events, as applicable, or royalty payments we may be required to make under license agreements we have entered into with The Rockefeller University and Trellis Bioscience LLC. The occurrence and timing of these events are difficult to predict and subject to significant uncertainty. Since we are unable to reliably estimate the timing and amounts of such milestone and royalty payments, or whether they will occur at all, these contingent payments have been excluded from the table above. See “Note 15—Notes to Financial Statements” on Page F-25 of our 2015 10-K for additional information.

Quantitative and Qualitative Disclosures about Market Risk

Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. As of December 31, 2015, we had cash, cash equivalents and marketable securities of $32.9 million. Because of the short-term maturities of our cash equivalents and marketable securities, we do not believe that an increase in market rates would have any significant impact on the fair value of our cash equivalents or marketable securities. If a 10% change in interest rates were to have immediately occurred on December 31, 2015, this change would not have had a material effect on the fair value of our investment portfolio as of that date.

While we believe our cash, cash equivalents and marketable securities do not contain excessive credit or liquidity risk, we cannot provide absolute assurance that in the future our investments will not be subject to adverse changes in market value. In addition, we maintain significant amounts of cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits.

We do not own any derivative financial instruments. Accordingly, we do not believe that there is any material market risk exposure with respect to derivative, foreign currency or other financial instruments that would require disclosure under this item.

Selected Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31	June 30	September 30	December 31
2015:
Loss from operations	$(4,695,076)	$(7,163,771)	$(5,719,260)	$(7,487,230)
Net loss	$(4,851,763)	$(7,116,340)	$(5,564,520)	$(7,588,341)
Net loss attributable to common shareholders	$(4,851,763)	$(7,116,340)	$(5,564,520)	$(7,588,341)
Net loss per share of common stock, basic and diluted	$(0.24)	$(0.33)	$(0.22)	$(0.28)
Weighted average shares of common stock outstanding	20,221,463	21,244,276	25,080,838	26,678,800

2014:
Loss from operations	$(4,787,964)	$(2,680,438)	$(4,638,526)	$(4,828,983)
Net loss	$(5,212,812)	$(3,801,923)	$(16,397,678)	$(4,736,671)
Net loss attributable to common shareholders	$(5,212,812)	$(8,270,375)	$(16,397,678)	$(4,736,671)
Net loss per share of common stock, basic and diluted	$(5.15)	$(8.17)	$(1.22)	$(0.23)
Weighted average shares of common stock outstanding	1,011,997	1,011,997	13,403,595	20,207,191

Basic and diluted net loss per common share amounts for each quarter and full year are calculated separately. Accordingly, quarterly amounts may not add to the annual amount because of differences in the weighted-average common shares outstanding during each period principally due to our issuance of common stock during the year.

SELLING STOCKHOLDERS

The registration statement of which this prospectus forms a part has been filed to permit certain selling stockholders to resell to the public their PIPE Shares and authorized but unissued Shares underlying the PIPE Warrants from time to time, as well as any common stock that we may issue or may be issuable by reason of any stock split, stock dividend or similar transaction involving these securities. We will pay all registration expenses (other than underwriting discounts and commissions and transfer taxes) for such sales.

Each Investor Warrant represents the right of the holder to purchase Shares at a price of $8.00 per Share. The Investor Warrants are exercisable, in whole or in part, at any time prior to June 12, 2018. Each Placement Agent Warrant represents the right of the holder to purchase Shares at a price of $4.65 per Share. The Placement Agent Warrants are exercisable, in whole or in part, at any time prior to June 12, 2020. The PIPE Warrants provide for certain adjustments that may be made to the exercise price and the number of Shares issuable upon exercise due to future corporate events or otherwise. In the case of certain fundamental transactions affecting us, the holders of the PIPE Warrants, upon exercise of the PIPE Warrants after such fundamental transaction, have the right to receive, in lieu of the Shares, the same amount and kind of securities, cash or property such holder would have been entitled to receive upon the occurrence of the fundamental transaction had the PIPE Warrants been exercised immediately prior to such fundamental transaction. The Placement Agent Warrants contain a “cashless exercise” feature that allows the holders to exercise the Placement Agent Warrants without a cash payment to us upon the terms set forth therein.

The Shares being offered by the selling stockholders are the PIPE Shares and those issuable to the selling stockholders pursuant to the terms of the PIPE Warrants. Except for (i) the ownership of the PIPE Shares and PIPE Warrants and (ii) the holders of the Placement Agent Warrants being a placement agent in connection with the issuance of the PIPE Shares and Investor Warrants, the selling stockholders holding the PIPE Shares and PIPE Warrants have not had any material relationship with us within the past three years.

The table below sets forth certain information known to us with respect to the beneficial ownership of the Shares held by the selling stockholders as of August 3, 2015. The column titled “Shares Beneficially Owned Prior to this Offering” below lists the number of Shares beneficially owned by each selling stockholder, based on its ownership of the PIPE Shares and PIPE Warrants as of August 3, 2015, assuming the exercise of all such warrants held by the selling stockholders on that date, without regard to any limitations on conversion, amortization, redemption or exercise. For the purposes of the table below, we assume that each selling stockholder will sell all of his or her Shares. However, because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the Shares covered by this prospectus, we cannot determine the actual number of such Shares, if any, that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of Shares that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” When we refer to the selling stockholders in this prospectus, we mean the persons listed in the table below, as well as their pledgees, donees, assignees, transferees and successors in interest.

We have based our calculation of beneficial ownership on 27,484,005 Shares issued and outstanding as of March 9, 2016.

Beneficial ownership is determined in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities.

All of the Shares reflected in the table are shares of our common stock held or issuable upon the exercise of warrants and all persons listed below have sole voting and investment power with respect to the Shares beneficially owned by them, except to the extent authority is shared by spouses under applicable law. The information is not necessarily indicative of beneficial ownership for any other purpose.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Number	Percent	Number	Percent
Angela Dong(1)	3,000	*	0	0
Benjamin Small(2)	17,730	*	0	0
Birchview Fund LLC(3)	177,305	*	0	0
Broadfin Healthcare Master Fund LTD(4)	2,127,659	7.7	0	0
Brookline Group, LLC(5)	21,513	*	0	0
Cormorant Global Healthcare Master Fund LTD(6)	354,609	1.3	0	0
Harris R.L. Lydon Jr.(7)	23,350	*	0	0
Jack W. Schuler(8)	2,127,659	7.7	0	0
Matthew W. Strobeck(9)	505,319	1.8	0	0
Oracle Institutional Partners LP(10)	354,609	1.3	0	0
Oracle Partners LP(11)	1,418,439	5.2	0	0
Richard McCormick(12)	8,865	*	0	0
Scott A. Katzmann(13)	23,350	*	0	0
William B. Buchanan(14)	23,350	*	0	0

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Represents Shares beneficially owned in the form of Placement Agent Warrants to purchase 3,000 Shares.
(2)	Represents Shares beneficially owned in the form of 11,820 PIPE Shares and Investor Warrants to purchase 5,910 Shares.
(3)	Represents Shares beneficially owned in the form of 118,203 PIPE Shares and Investor Warrants to purchase 59,102 Shares.
(4)	Represents Shares beneficially owned in the form of 1,418,439 PIPE Shares and Investor Warrants to purchase 709,220 Shares.
(5)	Represents Shares beneficially owned in the form of Placement Agent Warrants to purchase 21,513 Shares.
(6)	Represents Shares beneficially owned in the form of 236,406 PIPE Shares and Investor Warrants to purchase 118,203 Shares.
(7)	Represents Shares beneficially owned in the form of Placement Agent Warrants to purchase 23,350 Shares.
(8)	Represents Shares beneficially owned in the form of 1,418,439 PIPE Shares and Investor Warrants to purchase 709,220 Shares.
(9)	Represents Shares beneficially owned in the form of 336,879 PIPE Shares and Investor Warrants to purchase 168,440 Shares.
(10)	Represents Shares beneficially owned in the form of 236,406 PIPE Shares and Investor Warrants to purchase 118,203 Shares.
(11)	Represents Shares beneficially owned in the form of 945,626 PIPE Shares and Investor Warrants to purchase 472,813 Shares.
(12)	Represents Shares beneficially owned in the form of 5,910 PIPE Shares and Investor Warrants to purchase 2,955 Shares.
(13)	Represents Shares beneficially owned in the form of Placement Agent Warrants to purchase 23,350 Shares.
(14)	Represents Shares beneficially owned in the form of Placement Agent Warrants to purchase 23,350 Shares.

PLAN OF DISTRIBUTION

The selling stockholders, which includes such selling stockholders’ donees, pledgees, transferees or other successors-in-interest, may sell the securities through underwriters or dealers, through agents, directly to one or more purchasers, through a rights offering, or otherwise. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We will describe the terms of any offering of the securities in a prospectus supplement, information incorporated by reference or a related free writing prospectus, including:

•	the purchase price of the securities and the proceeds received from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any other offering expenses;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

Only underwriters we name in the prospectus supplement, information incorporated by reference or a related free writing prospectus are underwriters of the securities offered thereby.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•	in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from the purchasers of the securities. We will not receive any proceeds from the sale of securities by selling stockholders. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement, document incorporated by reference or a related free writing prospectus, as applicable, any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus, and the applicable prospectus supplement and any applicable free writing prospectus, will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, the selling stockholders or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement, document incorporated by reference or a related free writing prospectus, as applicable, the name of the dealer and the terms of the transactions.

The selling stockholders may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement, document incorporated by reference or a related free writing prospectus, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us and the selling stockholders to indemnification against specified liabilities, including liabilities incurred under the Securities Act, or to contribution to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement, document incorporated by reference or a related free writing prospectus, as applicable, will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers or their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of Shares and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of Shares against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Certain other persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the Shares. If any such activities will occur, they will be described in the applicable prospectus supplement.

The aggregate proceeds to the selling stockholders from the sale of the Shares offered by them will be the purchase price of the Shares less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents. We will not receive any of the proceeds from any sales by selling stockholders. Upon any exercise of any warrants specified herein by payment of cash, however, we will receive the exercise price of the warrants. See “Use of Proceeds.”

The selling stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act (“Rule 144”), provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Shares offered by this prospectus.

With respect to the PIPE Shares and PIPE Warrants, we have agreed with the selling stockholders to keep this registration statement effective until the earliest of (1) two years from the date of effectiveness, (2) such time as all of the PIPE Shares and PIPE Warrants have been publicly sold and (3) the date that all PIPE Shares and PIPE Warrants covered by this registration statement may be sold by non-affiliates without volume or manner-of-sale restrictions under Rule 144, without the requirement for us to be in compliance with the current public information requirements under Rule 144 as determined by our counsel pursuant to a written opinion letter to such effect, addressed and delivered to, and reasonably acceptable to, the transfer agent.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

Shearman & Sterling LLP has passed upon the validity of the securities offered pursuant to this prospectus for us.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.